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February 19, 1997



IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY 12203

Gentlemen:

Reference is made to the Registration Statement of IDS Life of New York Flexible Portfolio Annuity Account on Form N-4 (File No. 333-03867) under the Securities Act of 1933 which became effective Sept. 5, 1996, registering an indefinite amount of securities pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940.

In connection with the Rule 24f-2 Notice for the fiscal year ended December 31, 1996, I have made such examination of matter of fact and law as I have deemed appropriate, and am of the opinion that:

1) IDS Life of New York Flexible Portfolio Annuity Account is a validly organized and existing separate account of IDS Life Insurance Company of New York duly authorized, as a unit investment trust, with the power and authority to issue and sell the securities registered, and

2) The securities issued, being variable annuity contracts, were legally issued, non-assessable and require no further payment by the purchaser.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Sincerely,



Mary Ellyn Minenko
Attorney at Law
(612) 671-3678

MEM/TM/rdh